Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-162613) and related Prospectus of Celldex Therapeutics, Inc. for the registration of 353,563 shares of its common stock and to the incorporation by reference therein of our report dated May 7, 2008, with respect to the consolidated financial statements of Celldex Therapeutics, Inc. and Subsidiary, included in the 2008 Annual Report to Shareholders of Celldex Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Metro Park, New Jersey

October 28, 2009